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[GRAPHIC OMITTED]

                                       JOHN J. PERROTTI
                                       Vice President - Finance & Treasurer
                                       (716) 461-8105

                                       Gleason Corporation
                                       1000 University Avenue
                                       P.O. Box 22970
                                       Rochester, New York USA 14692-2970

                                       FOR IMMEDIATE RELEASE


                 GLEASON CORPORATION HOLDS ANNUAL MEETING,
                  DECLARES REGULAR QUARTERLY DIVIDEND AND
           ADOPTS STOCKHOLDER RIGHTS PLAN TO REPLACE EXPIRING PLAN


     ROCHESTER, NEW YORK, May 4, 1999. At Gleason Corporation's (NYSE-GLE) Annual Meeting held today, stockholders elected Silas L. Nichols and Robert
L. Smialek as directors; and appointed Ernst & Young LLP as independent auditors for 1999.

     The Company's Board of Directors also declared a regular quarterly dividend of $.0625 per share, payable on May 28, 1999 to stockholders of record on May 18, 1999.

     The Company also announced today that its Board has authorized the adoption of a new Stockholder Rights Plan to be effective at the close of business on June 15, 1999 and declared a dividend of one Right to purchase a fraction of a share of a newly created class of preferred stock for each share of common stock held by stockholders of record as of June 15, 1999. The new rights plan will replace the Company's existing rights plan that will expire at the close of business on June 15, 1999.

     The new plan, as was the case with respect to the expiring plan, is designed to provide protection for the Company's stockholders against coercive or unfair takeover tactics and is consistent with the Company's goal of maximizing value for its stockholders. The plan is also designed to prevent an acquirer from gaining control of the Company without offering a fair price to all stockholders. Similar stockholder rights plans have been adopted by more than 2,300 public companies in the U.S., including the majority of companies in the S&P 500. The new plan was not adopted in response to any specific proposal or inquiry to acquire control of the Company.

     The Rights, which expire at the close of business June 12, 2009, may be exercised only if a person or group acquires 15 percent or more of the Company's common stock or announces a tender offer, the consummation of which would result in the acquisition of 15 percent or more of the Company's common stock. The new plan authorizes the Gleason Foundation, in view of its existing large position in the Company's stock, to acquire up to 19.9% of the Company's Common Stock.

     Once exercisable, and in some cases if certain additional conditions are met, the new plan allows the Company's stockholders (other than the acquirer) to purchase common stock in the Company or in the acquirer at a substantial discount. The rights will trade with the Company's common stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the Company's stockholders.

     The Board has the right to redeem outstanding rights at any time before a person or group has acquired 15 percent or more of the Company's common stock or the final expiration of the rights, at a price of $.01 per right. The terms of the new plan may be amended by the Board in certain circumstances. A complete description of the new plan will be filed with the Securities and Exchange Commission, and further details regarding the new plan will be provided to stockholders in a forthcoming letter.

     Gleason Corporation is a world leader in the manufacture of machines and tooling used in the production of all forms of gears.

                  More information about Gleason Corporation is
            available on the World Wide Web at http://www.gleason.com

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